Exhibit 99.1

PROXY

XCYTE THERAPIES, INC.

Proxy Solicited on behalf of the Board of Directors

for the Special Meeting of Common Stockholders of Xcyte Therapies, Inc.,

to be Held on March 16, 2006

The undersigned hereby appoints Robert L. Kirkman and Kathi Cordova, or either of them with full power of substitution and resubstitution, as proxies to vote at the special meeting of common stockholders of Xcyte Therapies, Inc. (referred to herein as Xcyte) to be held at 701 Fifth Avenue, Suite 5100 on March 16, 2006 at 9:00 a.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of Xcyte held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

This proxy may be revoked at any time before it is exercised.

The shares of Xcyte common stock represented by this proxy (if received by Xcyte prior to the vote at the special meeting and not revoked) will be voted in accordance with the instructions indicated in this proxy or, if no instructions are indicated, to approve each of the proposals set forth in this proxy. Xcyte’s board of directors does not currently intend to bring any other business before the special meeting and, so far as Xcyte’s board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

SEE REVERSE SIDE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve the issuance of Xcyte Therapies, Inc., common stock pursuant to the Stock Purchase Agreement, dated as of December 15, 2005 and amended by Amendment No. 1 thereto, dated as of January 13, 2006, between Xcyte and Cyclacel Group plc pursuant to which Xcyte will purchase from Cyclacel Group plc all of the outstanding share capital of Cyclacel Ltd. in exchange for newly issued shares of Xcyte common stock representing approximately 80% of the Xcyte common stock outstanding after such issuance, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve the sale of Xcyte’s T cell expansion technology known as the “Xcellerate Process,” including all related intellectual property, all clinical data generated by Xcyte in the course of six clinical trials of its lead product, specified related documents generated and maintained by Xcyte for purposes of such clinical trials, all related raw materials, and specified agreements and equipment, to Invitrogen Corporation pursuant to the asset purchase agreement, dated as of December 14, 2005, between Xcyte and Invitrogen, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve an equity incentive plan to provide for the grant of equity incentive awards with respect to up to 986,120 shares of Xcyte common stock (which amount will not be reduced by the reverse stock split pursuant to proposal five below) to officers, employees, directors and consultants of Xcyte, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve the amendment of Xcyte’s certificate of incorporation to change Xcyte’s name to “Cyclacel Pharmaceuticals, Inc.” and to modify the indemnification obligations of Xcyte to provide for the mandatory indemnification of Xcyte’s directors and officers and for directors and officers serving as directors, officers, employees or agents of another company at the request of Xcyte, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	If you wish to vote FOR or AGAINST, or to ABSTAIN with respect to, the proposal to approve an amendment to Xcyte’s certificate of incorporation to effect a reverse stock split of Xcyte common stock at a ratio of one share for each ten shares of common stock, please do so by marking the appropriate box below.

FOR	AGAINST	ABSTAIN
☐	☐	☐

We cannot complete the issuance of the Xcyte common stock in connection with the acquisition of the outstanding share capital of Cyclacel Ltd. unless each of the above proposals is approved, and thus, a vote against any of the above proposals is effectively a vote against the transaction.

Xcyte’s board of directors recommends that its stockholders vote “FOR” each of the proposals referred to above.

Please sign exactly as your name(s) appears on this proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. If signer is a partnership, please sign in partnership name by authorized person. Executives, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Signature:	Date:	Signature:	Date:

To change the address on your account, please check the box at the right and indicate your new address in the address space provided below. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Address:

PLEASE COMPLETE, DATE AND SIGN THIS PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE